EXHIBIT 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for First Quarter of 2010

Newport, Rhode Island, April 23, 2010. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced first quarter earnings for 2010.   For the quarter ended March 31, 2010, the Company reported net income of $101,000, or $.03 per share (basic and diluted), compared to a net loss of $7,000, or $.00 per share (basic and diluted), for the quarter ended March 31, 2009.

During the first three months of 2010, the Company’s assets decreased by $2.3 million, or 0.5%, to $456.6 million.  The decrease in assets was primarily concentrated in securities, which decreased by $1.2 million, or 2.4%, net loans, which decreased by $494,000, or 0.1%, and other assets, which decreased by $772,000, or 39.9%.  The decrease in securities was attributable to sales of available-for-sale securities, partially offset by mortgage-backed securities purchases.  The loan decrease was attributable to a decrease in commercial real estate mortgages (a decrease of $2.0 million or 1.9%) and construction loans (a decrease of $2.1 million or 21.9%), partially offset by growth in residential real estate mortgages (an increase of $3.8 million or 1.8%).

Deposit balances decreased by $1.8 million, or 0.7%, which resulted in a need to increase Federal Home Loan Bank borrowings by $943,000.  The decrease in deposits occurred in time deposit accounts (a decrease of $3.2 million or 4.0%), partially offset by an increase in money market accounts (an increase of $1.3 million or 2.7%).

Total stockholders’ equity at March 31, 2010 was $50.6 million compared to $51.4 million at December 31, 2009.  The decrease was primarily attributable to stock buybacks under the Company’s stock repurchase plan, partially offset by net income and stock-based compensation credits.

Net interest income increased to $3.7 million for the quarter ended March 31, 2010 from $3.2 million for the quarter ended March 31, 2009, an increase of $507,000, or 16.0%.   The increase in net interest income was primarily due to a decrease in expense from deposits and borrowings, partially offset by a decrease in the interest earned on securities. The average balance of interest-bearing deposits increased, but the average cost of interest-bearing deposits decreased by 110 basis points, resulting in a $495,000 decrease in interest expense on such deposits.  As a result of the low interest rate environment, the average cost of interest-bearing liabilities decreased to 2.2% for the quarter ended March 31, 2010 from 2.9% for the quarter ended March 31, 2009.  The average yield on interest-earning assets for the first three months of 2010 was 5.5%, compared to 5.7% for the first three months of 2009.  The Company’s first quarter 2010 interest rate spread increased to 3.3% from 2.8% in 2009, up 50 basis points.

Non-performing assets totaled $1.8 million, or 0.4% of total assets, at March 31, 2010, compared to $860,000, or 0.2% of total assets, at December 31, 2009.  There were no non-performing assets at March 31, 2009.  Non-performing assets at March 31, 2010 consisted of $1.5 million of commercial real estate mortgages, $158,000 of residential real estate mortgages and $136,000 of home equity loans and lines.  Net charge-offs for the quarter ended March 31, 2010 were $310,000 and there were no charge-offs for the quarter ended March 31, 2009.  The loan loss provision for the three months ended March 31, 2010 was $314,000 compared to $186,000 for the three months ended March 31, 2009.  Management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision increased during the first quarter of 2010 compared to the first quarter of 2009, due to charge-offs and an increase in non-performing loans.  Asset quality continues to remain strong.

Non-interest income for the first quarter of 2010 totaled $321,000, a decrease of $114,000, or 26.2%, compared to the first quarter of 2009.  The decrease between the two periods is primarily due to a $217,000 net realized loss on sales of available-for-sale securities, partially offset by a $32,000 increase in fees earned on checking accounts in the first quarter of 2010, compared to a $76,000 other-than-temporary impairment charge on the Bank’s holdings of the AMF Ultra Short Mortgage Fund recorded in the first quarter of 2009.  The loss on sale of available-for-sale securities in the first quarter of 2010 is due to the sale of the Bank’s entire holdings in one mutual fund, which resulted in a $267,000 realized loss.

Total non-interest expense increased $47,000 to $3.4 million for the quarter ended March 31, 2010 compared to the first quarter of 2009.  The increase between periods is attributable to an overall increase in occupancy and equipment expense, data processing fees and FDIC insurance expense, offset by a decrease in salaries and employee benefits, marketing costs and other general and administrative costs.  The increase in occupancy and equipment expense and data processing fees is due to the overall increase in operating costs and an increase in depreciation expense in 2010 as a result of opening two new branches during 2009.  The increase in FDIC deposit insurance expense is due to the increased premium costs imposed by the FDIC.  The decrease in salaries and benefits is primarily due to the reduction in the stock-based compensation expense associated with option grants and restricted stock awards.  The accelerated method of expense recognition was adopted at the inception of the equity incentive plan on October 1, 2007, resulting in a higher stock-based compensation expense in 2009 compared to 2010.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

NEWPORT BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31, 2010	December 31, 2009
	(Unaudited) (Dollars in thousands, except per share data)

Cash and due from banks	$9,079	$7,618
Short-term investments	10,552	11,750
Cash and cash equivalents	19,631	19,368

Securities available for sale, at fair value	1,489	6,249
Securities held to maturity, at amortized cost	48,417	44,898
Federal Home Loan Bank stock, at cost	5,730	5,730
Loans	354,476	354,966
Allowance for loan losses	(3,471)	(3,467)
Loans, net	351,005	351,499
Premises and equipment	13,385	13,393
Accrued interest receivable	1,464	1,478
Net deferred tax asset	2,538	2,538
Bank-owned life insurance	10,419	10,318
Prepaid FDIC insurance	1,368	1,472
Other assets	1,164	1,936
Total assets	$456,610	$458,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$260,127	$261,946
Long-term borrowings	142,411	141,468
Accrued expenses and other liabilities	3,432	4,074
Total liabilities	405,970	407,488

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued	49	49
Additional paid-in capital	50,612	50,504
Retained earnings	17,133	17,032
Unearned compensation (396,471 and 402,975 shares at
March 31, 2010 and December 31, 2009, respectively)	(3,305)	(3,465)
Treasury stock, at cost (1,157,872 and 1,048,172 shares at
March 31, 2010 and December 31, 2009, respectively)	(13,908)	(12,590)
Accumulated other comprehensive income (loss)	59	(139)
Total stockholders’ equity	50,640	51,391
Total liabilities and stockholders’ equity	$456,610	$458,879

NEWPORT BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009

	(Unaudited) (Dollars in thousands, except per share data)

Interest and dividend income:
Loans	$5,017	$4,984
Securities	645	731
Other interest-earning assets	3	3
Total interest and dividend income	5,665	5,718

Interest expense:
Deposits	712	1,207
Short-term borrowings	-	8
Long-term borrowings	1,287	1,344
Total interest expense	1,999	2,559

Net interest income	3,666	3,159
Provision for loan losses	314	186

Net interest income, after provision for loan losses	3,352	2,973

Non-interest income (loss):
Customer service fees	424	392
Impairment loss on available-for-sale securities	-	(76)
Net loss on sales of available-for-sale securities	(217)	-
Bank-owned life insurance	101	101
Miscellaneous	13	18
Total non-interest income	321	435

Non-interest expenses:
Salaries and employee benefits	1,902	1,951
Occupancy and equipment	491	415
Data processing	377	352
Professional fees	117	116
Marketing	222	267
FDIC insurance	112	45
Other general and administrative	196	224
Total non-interest expenses	3,417	3,370

Income before income taxes	256	38

Provision for income taxes	155	45

Net income (loss)	$101	$(7)

Weighted-average shares outstanding:
Basic	3,703,488	3,972,416
Diluted	3,703,488	3,972,416

Earnings per share:
Basic	$.03	$.00
Diluted	$.03	$.00